UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    Craig A. Drill
    767 Fifth Avenue
    New York, New York 10153

2.  Issuer Name and Ticker or Trading Symbol

    Wet Seal, Inc.
    (WTSLA)

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    9/98

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    ( ) Director  ( ) 10% Owner  (  ) Officer (give title below)
    ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

    _____  Form filed by One Reporting Person
     X
    _____  Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |




                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common                9/15/98         S                  500,000    D  $14.5            0             (D)

---------------------------------------------------------------------------------------------------------------------------------

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        |         |         |        |            |

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |

Explanation of Responses:

Signature:

October 7, 1998
__________________
Date

/s/ Craig A. Drill
Craig A. Drill


CRAIG DRILL CAPITAL, L.L.C.

By:/s/ Craig A. Drill
      Craig A. Drill
      Managing Member

CRAIG DRILL CAPITAL L.P.

By: Craig Drill Capital, L.L.C.,
  its general partner

      By:/s/ Craig A. Drill
      Craig A. Drill
      Managing Member

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

                     Joint Filer Information


Name:                   Craig Drill Capital, L.L.C.
                        Craig Drill Capital, L.P.

Address:                757 Fifth Avenue
                        New York, New York 10153

Designated Filer:       Craig A. Drill

Issuer & Ticker
  Symbol:               Wet Seal, Inc.
                        (WTSLA)

Signature:
                        CRAIG DRILL CAPITAL, L.L.C.

                        By:/s/ Craig A. Drill
                        Craig A. Drill
                        Managing Member


                        CRAIG DRILL CAPITAL L.P.

                        By: Craig Drill Capital, L.L.C.,
                          its general partner

                        By:/s/ Craig A. Drill
                        Craig A. Drill
                        Managing Member

                        Date: October 7, 1998




















1969000.AP7